Exhibit 21.1

LIST OF SUBSIDIARIES

The following are subsidiaries of Altisource Portfolio Solutions S.A. as of December 31, 2014 and the jurisdictions in which they are organized.

Name	Jurisdiction of incorporation or organization

Altisource Holdings S.à r.l.	Luxembourg
Altisource Solutions S.à r.l.	Luxembourg
Altisource Asia Holdings Ltd. I	Mauritius
Altisource Business Solutions Private Limited	India
Altisource Portfolio Solutions, Inc.	Delaware
Altisource Fulfillment Operations, Inc.	Delaware
REALHome Services and Solutions, Inc.	Florida
Altisource Solutions, Inc.	Delaware
Altisource US Data, Inc.	Delaware
Springhouse, LLC	Missouri
Western Progressive – Nevada, Inc.	Delaware
Premium Title Services, Inc.	Florida
Premium Title Agency, Inc.	Delaware
Western Progressive – Arizona, Inc.	Delaware
Premium Title of California, Inc.	California
PTS – Texas Title, Inc.	Delaware
Nationwide Credit, Inc.	Georgia
Altisource Online Auction, Inc.	Delaware
Power Default Services, Inc.	Delaware
Beltline Road Insurance Agency, Inc.	Texas
Altisource Asset Acquisition, Inc.	Delaware
Owners Realty, Inc.	California
Hubzu USA, Inc.	Delaware
Hubzu Notes, LLC	Delaware
noteXchange, LLC	Delaware
Portfolio Management Outsourcing Solutions, LLC	Florida
Western Progressive Trustee, LLC	Delaware
Altisource Outsourcing Solutions S.R.L.	Uruguay
Altisource Holdings, LLC	Delaware
Altisource Single Family, Inc.	Delaware
Altisource Solutions B.V.	Netherlands
Altisource Business Solutions, Inc.	Philippines
The Mortgage Partnership of America, L.L.C.	Missouri
Equator, LLC	California
Altisource Real Estate Web Portal S.à r.l.	Luxembourg
Altisource Consumer Analytics S.à r.l.	Luxembourg
Altisource Mortgage Solutions S.à r.l.	Luxembourg
Altisource Spend Management S.à r.l.	Luxembourg
Altisource Business Solutions S.à r.l.	Luxembourg
Altisource Technology Solutions S.à r.l.	Luxembourg
Altisource Collaborative S.à r.l.	Luxembourg
Altisource Document Solutions S.à r.l.	Luxembourg